                                                              Exhibit (d)(xviii)


August 9, 2005


Evelyn Dilsaver,
President and Chief Executive Officer,
Schwab Capital Trust
101 Montgomery Street
San Francisco, CA 94104

Re: Schwab Large Cap Growth Fund - Investor Shares
    Schwab Large Cap Growth Fund - Select Shares

Dear Ms. Dilsaver:

This letter will confirm our agreement to limit the net operating expenses of each share class of the above-named fund as noted in the table below and described in the fund's registration statement filed with the Securities and Exchange Commission.

FUND                   NET         GUARANTEED
                       OPERATING   THROUGH:
                       EXPENSE
                       LIMIT
SCHWAB LARGE CAP       1.20%       2/27/07
GROWTH FUND -
INVESTOR SHARES

SCHWAB LARGE CAP       0.99%       2/27/07
GROWTH FUND - SELECT
SHARES

Sincerely,


/s/ Stephen B. Ward                   /s/ Pamela Saunders
--------------------                  -------------------
   Stephen B. Ward                       Pamela Saunders,
   Senior Vice President and Chief       Vice President, Proprietary Funds
   Investment Officer, Charles           Charles Schwab & Co., Inc.
   Schwab Investment Management, Inc.



cc:
Jody Stuart
Michael Bonardi
George Pereira
Mei-Luh Lee
Gregory J. Hand